Exhibit 5.2

September 14, 2023

Southern Company Gas Capital Corporation
3535 Colonnade Parkway
Birmingham, Alabama 35243

Re:      Southern Company Gas Capital Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Southern Company Gas Capital Corporation, a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of its Series 2023A 5.75% Senior Notes due September 15, 2033 (the “Notes”) and the related guarantee thereof (the “Guarantee”) by Southern Company Gas, a Georgia corporation (the “Guarantor”). The Notes will be issued pursuant to an Indenture (the “Original Indenture”) dated as of February 20, 2001, by and among the Company, as issuer, the Guarantor, as guarantor, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association, as successor to The Bank of New York Mellon Trust Company, N.A.), as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 9, 2021, by and among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”). The offer and sale of the Notes and the Guarantee have been registered pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-264573 and 333-264573-01) filed by the Company and the Guarantor (the “Registration Statement”). The Company and the Guarantor have entered into an Underwriting Agreement dated September 11, 2023, by and among the Company, the Guarantor, BofA Securities, Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc., and Scotia Capital (USA) Inc., as representatives of the several Underwriters listed on Schedule I thereto (the “Underwriting Agreement”), relating to the sale of the Notes and the Guarantee. Capitalized terms not defined herein shall have such meanings as set forth in the Underwriting Agreement.

In connection with the opinions, we have examined copies of the following documents:
(a)the Underwriting Agreement;
(b)A specimen of global note No. BB-1 representing the Notes (the “Notes”);
(c)the Original Indenture and the First Supplemental Indenture;
(d)Articles of Incorporation of the Company as filed with the Nevada Secretary of State’s Office on September 15, 2000, as amended by Certificate of Amendment

Southern Company Gas Capital Corporation
September 14, 2023

filed with the Nevada Secretary of State’s office on July 19, 2016 (as so amended, the “Articles of Incorporation”);
(e)A copy of the Amended and Restated Bylaws of the Company effective July 19, 2016;
(f)Certificate of Good Standing for the Company issued by the Nevada Secretary of State on September 13, 2023;
(g)The Registration Statement;
(h)The Company’s and the Guarantor’s prospectus dated May 11, 2022 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated September 11, 2023 (together with the Pricing Exchange Act Documents (as hereinafter defined), the “Pricing Prospectus”), filed by the Company and the Guarantor pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”);
(i)The documents incorporated by reference into the Registration Statement, the Pricing Prospectus and the Final Supplemented Prospectus (as hereinafter defined): the Annual Report on Form 10-K of the Guarantor for the fiscal year ended December 31, 2022, the Quarterly Reports on Form 10-Q of the Guarantor for the quarters ended March 31, 2023 and June 30, 2023, and the Current Reports on Form 8-K of the Guarantor dated January 3, 2023 and June 15, 2023, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and exhibits furnished pursuant to those items (together, the “Pricing Exchange Act Documents”);
(j)The Company’s and the Guarantor’s prospectus supplement dated September 11, 2023 (together with the Base Prospectus, the “Final Supplemented Prospectus”);
(k)Unanimous Written Consent of the Board of Directors of the Company dated April 26, 2022, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement and matters related thereto;
(l)Unanimous Written Consent of the Board of Directors of the Company dated April 25, 2023, authorizing the Notes;
(m)Certificate of Barbara P. Christopher, Corporate Secretary of the Company dated as of September 14, 2023; and

Southern Company Gas Capital Corporation
September 14, 2023

(n)Officers’ Certificate Pursuant to Section 301 of the Indenture of Grace A. Kolvereid, Executive Vice President and Chief Financial Officer of the Company and Barbara P. Christopher, Corporate Secretary, dated September 14, 2023, establishing the Notes as a Series of Securities to be issued under the Indenture with the terms and characteristics as described therein.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken and proposed to be taken by the Guarantor and the Company in connection with the authorization and issuance of the Notes and the Guarantee, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

2.    The Underwriting Agreement and the Notes have been authorized by all necessary corporate action on the part of the Company.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

Southern Company Gas Capital Corporation
September 14, 2023

This opinion letter is being furnished in connection with the offer and sale of the Notes and the Guarantee pursuant to the registration requirements of the Securities Act. We hereby consent to the reliance upon this opinion of Troutman Pepper Hamilton Sanders LLP, counsel to the Company and the Guarantor, in connection with that firm’s opinion to the Company and the Guarantor. We hereby consent to your filing this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm contained under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, WOODBURN AND WEDGE
By:	/s/Shawn G. Pearson
Shawn G. Pearson